SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)
                                ----------------

              INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO
                   RULES 13d-1(b), (c) AND (d) AND AMENDMENTS
                    THERETO FILED PURSUANT TO 13d-2 UNDER THE
                         SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*


                              Cavalier Homes, Inc.
                                (Name of Issuer)

                          Common Stock, $.10 Par Value
                         (Title of Class of Securities)

                                    149507105
                                 (CUSIP Number)

                                December 31, 2005
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

                              (Page 1 of 13 Pages)

----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A                                                 PAGE 2 of 13
CUSIP No. 149507105

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Phaeton International (BVI) Ltd.
           None
------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
           British Virgin Islands
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    301,700
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    301,700
------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
           301,700
------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
           1.6%
------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
           CO
------------------------------------------------------------------------

Schedule 13G/A                                                 PAGE 3 of 13
CUSIP No. 149507105

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Phoenix Partners, L.P.
           13-6272912
------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
           New York
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    338,700
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    338,700
------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
           338,700
------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
           1.9%
------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
           PN
------------------------------------------------------------------------

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Schedule 13G/A                                                 PAGE 4 of 13
CUSIP No. 149507105

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Phoenix Partners II, L.P.
           84-1631449
------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    101,100
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    101,100
------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
           101,100
------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
           0.6%
------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
           PN
------------------------------------------------------------------------

Schedule 13G/A                                                 PAGE 5 of 13
CUSIP No. 149507105

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Phoenix Partners III, L.P.
           32-0145065
------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    8,500
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    8,500
------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
           8,500
------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
           0.04%
------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
           PN
------------------------------------------------------------------------

Schedule 13G/A                                                 PAGE 6 of 13
CUSIP No. 149507105

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Morgens, Waterfall, Vintiadis & Co., Inc.
          13-2674766
------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
           New York
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    750,000
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    750,000
------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
           750,000
------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
           4.1%
------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
           IA
------------------------------------------------------------------------

Schedule 13G/A                                                 PAGE 7 of 13
CUSIP No. 149507105

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Edwin H. Morgens
------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    750,000
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    750,000
------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
           750,000
------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
           4.1%
------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
           IN
------------------------------------------------------------------------

Schedule 13G/A                                                 PAGE 8 of 13
CUSIP No. 149507105

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           John C. Waterfall
------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    750,000
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    750,000
------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
           750,000
------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
           4.1%
------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
           IN
------------------------------------------------------------------------

Schedule 13G/A                                                 PAGE 9 of 13
CUSIP No. 149507105

The Schedule 13G filed on February 15, 2005 is hereby amended and restated by this Amendment No. 1 to the Schedule 13G.

ITEM 1(a).  NAME OF ISSUER:
              Cavalier Homes Inc

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              32 WILSON BLVD. 100, P O BOX 540, ADDISON AL 35540

ITEM 2(a).  NAME OF PERSON FILING:
              This Schedule 13G/A is filed jointly by (a) Phaeton International
              (BVI) Ltd. ("Phaeton"), (b) Phoenix Partners, L.P. ("Phoenix"),
              (c) Phoenix Partners II, L.P. ("Phoenix II"), (d) Phoenix Partners III, LP ("Phoenix III"), (e) Morgens, Waterfall, Vintiadis & Company, Inc. ("Morgens Waterfall"), (f) Edwin H. Morgens ("Morgens") and (g) John C. Waterfall ("Waterfall" and together with the persons listed in (a) through (f), the "Reporting Persons").

              Phaeton, Phoenix, Phoenix II and Phoenix III are hereinafter sometimes collectively referred to as the "Advisory Clients".

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
              The business address of each of the Reporting Persons is 600 Fifth Avenue, 27th Floor, New York NY 10020.

ITEM 2(c).  CITIZENSHIP:
              Phoenix is a limited partnership organized under the laws of the State of New York. Phoenix II is a limited partnership organized under the laws of the State of Delaware. Phoenix III is a limited partnership organized under the laws of the State of Delaware. Phaeton is an exempted company organized in British Virgin Islands. Morgens Waterfall is a corporation organized under the laws of the State of New York. Each of Morgens and Waterfall are United States citizens.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
              Common Stock, par value $.10

ITEM 2(e).  CUSIP NUMBER:
              149507105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

           (a) [ ] Broker or dealer registered under Section 15 of the Act

           (b) [ ] Bank as defined in Section 3(a)(6) of the Act

           (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act

           (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

           (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d- 1(b)(1)(ii)(E)

Schedule 13G/A                                                 PAGE 10 of 13
CUSIP No. 149507105

           (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

           (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

           (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

           (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

           (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c),
         CHECK THIS BOX.                                           [x]

ITEM 4.  OWNERSHIP.
         A.   Phaeton International (BVI) Ltd
                (a) Amount beneficially owned: 301,700
                (b) Percent of class: 1.6%
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 301,700
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                       301,700

         B.   Phoenix Partners, L.P.
                (a) Amount beneficially owned: 338,700
                (b) Percent of class: 1.9%
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 338,700
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                       338,700

         C.   Phoenix Partners II, L.P.
                (a) Amount beneficially owned: 101,100
                (b) Percent of class: 0.6%
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 101,100
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                       101,100

         D.   Phoenix Partners III, L.P.
                (a) Amount beneficially owned: 8,500
                (b) Percent of class: 0.04%
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 8,500
                 (iii) Sole power to dispose or direct the disposition: -0-

Schedule 13G/A                                                 PAGE 11 of 13
CUSIP No. 149507105

                  (iv) Shared power to dispose or direct the disposition:
                       8,500

         E.   Morgens, Waterfall, Vintiadis & Co., Inc.
                (a) Amount beneficially owned: 750,000
                (b) Percent of class: 4.1%
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 750,000
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                       750,000

         F. Edwin H. Morgens
                (a) Amount beneficially owned: 750,000
                (b) Percent of class: 4.1%
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 750,000
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                       750,000

         G. John C. Waterfall
                (a) Amount beneficially owned: 750,000
                (b) Percent of class: 4.1%
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 750,000
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                       750,000

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
            Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
            Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
            Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
            Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))
            By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired

Schedule 13G/A                                                 PAGE 12 of 13
CUSIP No. 149507105

            and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G/A                                                 PAGE 13 of 13
CUSIP No. 149507105

                                    SIGNATURE

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 9, 2006

                                    /s/ John C. Waterfall
                                    -----------------------------------
                                    John C. Waterfall,
                                    as attorney-in-fact for
                                    the Reporting Persons